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As filed with the Securities and Exchange Commission on September 13, 2001.

Registration No. 333-30776

Securities and Exchange Commission
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-8
Registration Statement
Under
The Securities Act of 1933

The Allstate Corporation
(Exact Name of Issuer as Specified in its Charter)

Delaware	36-3871531
(State of Incorporation)	(I.R.S. Employer Identification No.)

2775 Sanders Road
Northbrook, Illinois 60062-6127
(Address and Zip Code of principal executive office)

The Allstate Corporation
Exclusive Agent Independent Contractors Stock Bonus Plan
(Full title of the Plan)

Michael J. McCabe
Vice President and General Counsel
The Allstate Corporation
2775 Sanders Road
Northbrook, Illinois 60062-6127
(847) 402-5000
(Name, address, and telephone number of agent for service)

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents filed by Allstate with the Commission are incorporated in and made a part of Registration Statement No. 333-30776 by reference, as of their respective dates:

  1.
  Allstate's Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 1-11840)

  2.
  Allstate's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (File No. 1-11840)

  3.
  Allstate's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 1-11840)

  4.
  Allstate's Current Report on Form 8-K filed July 12, 2001 (File No. 1-11840)

  5.
  The description of Allstate's common shares contained in Allstate's Form 10/A filed May 14, 2001 (File No. 1-11840)

  6.
  The description of the preferred share purchase rights contained in Item 1 of the Registration Statement on Form 8-A filed on February 19, 1999 (File No. 1-11840)

  7.
  From the date of filing of such documents, all documents filed by Allstate with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Except as so modified or superseded, such statement shall not be deemed to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel

    Emma M. Kalaidjian, Esq., Allstate's Assistant Secretary, has passed upon the validity of the common stock and rights being registered. Ms. Kalaidjian is not eligible to participate in the Exclusive Agent Independent Contractors Stock Bonus Plan. As of September 12, 2001 she beneficially owns 3,477 shares of Allstate's common stock as well as 12,550 unexercised vested stock options. These shares and options include awards under Allstate's employee benefit plans, subject to forfeiture under certain circumstances.

Item 8. Exhibits

    The exhibits to this Post-Effective Amendment No. 1 are listed in the Exhibit Index of this Post-Effective Amendment No. 1, which index is incorporated herein by reference.

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Item 9. Undertakings

    Allstate hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Allstate pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Allstate hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Allstate's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Allstate pursuant to the foregoing provisions, or otherwise, Allstate has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Allstate of expenses incurred or paid by a director, officer or controlling person of Allstate in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Allstate will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    The Registrant.  Pursuant to the requirements of the Securities Act of 1933, Allstate certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Cook County, State of Illinois, on September 12, 2001.

THE ALLSTATE CORPORATION
By:	/s/ MICHAEL J. MCCABE Name: Michael J. McCabe Title: Vice President and General Counsel

    Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Edward M. Liddy	Director, Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	September 12, 2001
* John L. Carl	Vice President and Chief Financial Officer (Principal Financial Officer)	September 12, 2001
* Samuel H. Pilch	Controller (Principal Accounting Officer)	September 12, 2001
* F. Duane Ackerman	Director	September 12, 2001
* Warren L. Batts	Director	September 12, 2001
* Edward A. Brennan	Director	September 12, 2001
* James M. Denny	Director	September 12, 2001

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* W. James Farrell	Director	September 12, 2001
* Ronald T. LeMay	Director	September 12, 2001
* Michael A. Miles	Director	September 12, 2001
* H. John Riley, Jr.	Director	September 12, 2001
* Joshua I. Smith	Director	September 12, 2001
* Judith A. Sprieser	Director	September 12, 2001
*By:	/s/ MICHAEL J. MCCABE Michael J. McCabe Attorney-in-Fact

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EXHIBIT INDEX

Exhibit Number	Description
5	Opinion of Emma M. Kalaidjian, Esq.
23	Consent of Emma M. Kalaidjian (included in Exhibit 5)

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 5. Interests of Named Experts and Counsel
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX